Exhibit 99.1

Rimage Corporation’s Second Quarter Sales and Earnings

Significantly Exceed Previously Forecasted Levels

Minneapolis, MN—July 20, 2006—Rimage Corporation (Nasdaq: RIMG) today reported sales of $25,319,000 for the second quarter of 2006 ended June 30, an increase of 14% from $22,307,000 in the year-earlier quarter. Second quarter earnings were $3,384,000 or $0.33 per diluted share, an increase of 48% from $2,288,000 or $0.22 per diluted share in the second quarter of 2005. Rimage had previously forecasted second quarter earnings of $0.18 to $0.23 per diluted share on sales of $22.0 to $24.0 million. Second quarter earnings included stock compensation expense of approximately $350,000 due to the required adoption of SFAS No. 123(R), “Share Based Payment,” which was consistent with the previously issued guidance for this period.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Our second quarter operating results benefited from strong sales of our mission-critical Producer CD/DVD publishing systems for retail applications, including digital photography and video-on-demand. We ended the second quarter with a retail order backlog of approximately $2 million, which is scheduled for shipment in the third quarter. Moreover, a number of national retail chains are currently testing our Producer systems for photography, music, video and software publishing applications. As we have stated in the past, retail-related sales likely will continue to fluctuate between quarters due to the uneven pace of customer rollout schedules. Our second quarter results also benefited from the continuation of strong demand for Producer systems for medical imaging applications. Given these positive factors, we remain confident that 2006 should be another strong year for Rimage.”

Aldrich continued: “Our strong second quarter earnings were attained despite expenses associated with the implementation of an enterprise resource planning system that will significantly strengthen our ability to manage Rimage’s anticipated future growth. As previously reported, we expect to invest more than $4.0 million in this initiative during 2006, of which approximately $2.0 million will be capitalized.”

Financial Highlights

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 20% in the second quarter of 2006 and accounted for 45% of sales, compared to 42% in the second quarter of 2005. The growth of consumable supplies has been generated by the continued expansion of the worldwide installed base of CD/DVD publishing system, as well as Rimage’s strategic emphasis on this portion of its business.

International sales increased 11% in the second quarter and accounted for 34% of total sales during the second quarters of both 2006 and 2005. Rimage’s European operation, which is being strengthened to capitalize on growing opportunities in that market, continued to generate the majority of international sales. However, sales in Asian markets made a growing contribution, reflecting intensified sales efforts in this region. Currency effects had a minimal impact on worldwide sales in the second quarter of 2006.

Rimage generated substantial operating cash flows in the second quarter. Cash and investments rose to $69,631,000 from $64,471,000 at the end of 2005. Stockholders’ equity increased to $84,149,000 from $76,529,000 as of 2005.

For the third quarter of 2006 ending September 30, Rimage is forecasting revenues of $23 to $25 million and earnings of $0.24 to $0.28 per diluted share, which includes estimated stock compensation expense of $550,000 to $750,000 on a pre-tax basis. In the third quarter of 2005, Rimage reported sales of $28.0 million and record quarterly earnings of $0.39 per diluted share, reflecting shipments of approximately $6.0 million related to retail applications.

About Rimage

Rimage Corporation is the world’s leading provider of CD and DVD publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including digital photography, medical imaging and financial institutions. Visit our web site at www.rimage.com.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statement of Operations Information:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$25,319	$22,307	$47,956	$43,182
Cost of Revenues	13,668	12,662	26,641	23,926
Gross Profit	11,641	9,645	21,315	19,256
Operating Expenses:
Research and Development	1,746	1,499	3,322	2,778
Selling, General and Administrative	4,959	4,787	11,083	9,147
Total Operating Expenses	6,705	6,286	14,405	11,925
Operating Income	4,936	3,359	6,910	7,331
Other Income, Net	637	334	1,258	534
Income Before Income Taxes	5,573	3,693	8,168	7,865
Income Tax Expense	2,189	1,405	3,150	2,886
Net Income	3,384	2,288	5,018	4,979

Net Income Per Basic Share	$.35	$.24	$.51	$.53

Net Income Per Diluted Share	$.33	$.22	$.49	$.49

Basic Weighted Average Shares Outstanding	9,808	9,491	9,747	9,457

Diluted Weighted Average Shares Outstanding	10,298	10,214	10,317	10,152

Consolidated Balance Sheet Information:

	Balance As Of
	June 30, 2006	December 31, 2005
	(Unaudited)

Cash and Cash Equivalents	$ 53,309	$ 64,471
Accounts Receivable	13,171	12,689
Inventories	6,921	6,621
Total Current Assets	76,985	86,444
Property and Equipment, Net	3,053	2,525
Marketable Securities – Non-Current	16,322	—
Total Assets	96,494	89,009
Current Liabilities	12,326	12,467
Long-term Liabilities	19	13
Stockholders’ Equity	84,149	76,529

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call will be available through July 27, 2006 by dialing 1-303-590-3000 and providing the 11066410 confirmation code.